Execution Version

AMENDED AND RESTATED

MASTER ADMINISTRATION AGREEMENT

This Amended and Restated Master Administration Agreement (the “Agreement”) dated as of October 1, 2012 by and between State Street Bank and Trust Company, a Massachusetts trust company (the “Administrator”), each management investment company identified on Schedule A attached hereto and each management investment company made subject to this Agreement in accordance with Section 1 below, severally and not jointly.

WHEREAS, Met Investors Series Trust, a Delaware statutory trust (“MIST”), and the Administrator entered into an Administration Agreement dated as of October 1, 2001, as amended, modified or supplemented from time to time (the “Original Administration Agreement”), pursuant to which the Administrator agreed to provide certain administrative services to MIST; and

WHEREAS, Metropolitan Series Fund, a Delaware statutory trust (“MSF”), desires to retain the Administrator to furnish certain administrative services to MSF, and the Administrator is willing to furnish such services to MSF, on the terms and conditions set forth in this Agreement; and

WHEREAS, the Administrator and each of MIST and MSF desire to amend and restate the Original Administration Agreement with this Agreement; and

WHEREAS, each Trust (as defined below) is registered as an open-end, management investment company currently comprised of multiple series or portfolios (each, an “Investment Fund” and collectively, the “Investment Funds”), and is registered with the U.S. Securities and Exchange Commission (“SEC”) by means of a registration statement (“Registration Statement”) under the Securities Act of 1933, as amended (the “1933 Act”), and the Investment Company Act of 1940, as amended (the “1940 Act”).

NOW, THEREFORE, in consideration of the premises and mutual covenants herein contained, the parties hereto agree as follows:

1.	THE PARTIES; ADDITIONAL TRUSTS; APPOINTMENT OF ADMINISTRATOR; ADDITIONAL INVESTMENT FUNDS.

All references herein to the “Trust” are to each of the management investment companies listed on Schedule A hereto, and each management investment company made subject to this Agreement in accordance with this Section 1, individually, as if this Agreement was between such individual Trust and the Administrator. All references herein to an “Investment Fund” are to an individual Investment Fund of the applicable Trust on behalf of such Investment Fund, as appropriate. Any reference in this Agreement to “the parties” shall mean the Administrator and the individual Trust as to which the matter pertains.

In the event that any management investment company in addition to those listed on Schedule A hereto desires to retain the Administrator to act as administrator hereunder, such management investment company shall notify the Administrator in writing. Upon written acceptance by the Administrator, such management investment company shall become a Trust hereunder and shall be subject to the terms, conditions and provisions of this Agreement to the same extent as the existing Trusts, except to the extent that such terms, conditions and provisions (including those relating to the compensation and expenses payable by such Trust and its Investment Funds) may be modified in writing by the Trust and the Administrator at the time of the addition of the Trust.

The Trust hereby appoints the Administrator to act as administrator with respect to the Trust for purposes of providing certain administrative services for the period and on the terms set forth in this Agreement. The Administrator accepts such appointment and agrees to render the services stated herein.

The Trust will initially consist of the Investment Funds listed in Schedule A to this Agreement. In the event that the Trust establishes one or more additional Investment Funds with respect to which it wishes to retain the Administrator to act as administrator hereunder, the Trust shall notify the Administrator in writing. Upon written acceptance by the Administrator, such Investment Fund shall become subject to the terms, conditions and provisions of this Agreement to the same extent as the existing Investment Funds, except to the extent that such terms, conditions and provisions (including those relating to the compensation and expenses payable by the Trust and its Investment Funds) may be modified with respect to each additional Investment Fund in writing by the Trust and the Administrator at the time of the addition of the Investment Fund.

2.	DELIVERY OF DOCUMENTS

The Trust will promptly deliver to the Administrator copies of each of the following documents and all future amendments and supplements, if any:

a.	The Trust’s Agreement and Declaration of Trust or Articles of Incorporation, as applicable, and by-laws or comparable governing documents, as applicable (collectively, the “Governing Documents”);

b.	The Trust’s currently effective Registration Statement and the Trust’s Prospectus(es) and Statement(s) of Additional Information relating to all Investment Funds and all amendments and supplements thereto as in effect from time to time;

c.	Certified copies of the resolutions of the Board of Trustees or Directors of the Trust, as applicable (the “Board”) authorizing (1) the Trust to enter into this Agreement and (2) certain individuals on behalf of the Trust to (a) give instructions to the Administrator pursuant to this Agreement and (b) sign checks and pay expenses;

d.	A copy of the investment advisory agreement or comparable agreement between the Trust and its investment adviser; and

e.	Such other certificates, documents or opinions which the Administrator may, in its reasonable discretion, deem necessary or appropriate in the proper performance of its duties.

3.	REPRESENTATIONS AND WARRANTIES OF THE ADMINISTRATOR

The Administrator represents and warrants to the Trust that:

a.	It is a Massachusetts trust company, duly organized and existing under the laws of The Commonwealth of Massachusetts;

b.	It has the corporate power and authority to carry on its business in The Commonwealth of Massachusetts;

c.	All requisite corporate proceedings have been taken to authorize it to enter into and perform this Agreement;

d.	No legal or administrative proceedings have been instituted or threatened which would impair the Administrator’s ability to perform its duties and obligations under this Agreement; and

e.	Its entrance into this Agreement shall not cause a material breach or be in material conflict with any other agreement or obligation of the Administrator or any law or regulation applicable to it.

4.	REPRESENTATIONS AND WARRANTIES OF THE TRUST

The Trust represents and warrants to the Administrator that:

a.	It is duly organized or incorporated, as applicable, and is validly existing and in good standing under the laws of its jurisdiction of organization or incorporation, as applicable;

b.	It has the power and authority under applicable laws and by its Governing Documents to enter into and perform this Agreement;

c.	All requisite proceedings have been taken to authorize it to enter into and perform this Agreement;

d.	It is an investment company properly registered under the 1940 Act;

e.	A registration statement under the 1933 Act and the 1940 Act has been filed and will be effective and remain effective during the term of this Agreement. The Trust also warrants to the Administrator that as of the effective date of this Agreement, all necessary filings under the securities laws of the states in which the Trust offers or sells its shares have been made;

f.	No legal or administrative proceedings have been instituted or threatened which would impair the Trust’s ability to perform its duties and obligations under this Agreement;

g.	Its entrance into this Agreement will not cause a material breach or be in material conflict with any other agreement or obligation of the Trust or any law or regulation applicable to it; and

h.	As of the close of business on the date of this Agreement, the Trust is authorized to issue an unlimited number of shares of beneficial interest or shares of capital stock in the authorized amounts set forth in Schedule A to this Agreement.

5.	ADMINISTRATION SERVICES

The Administrator shall provide the following services, in each case, subject to the control, supervision and direction of the Trust and the review and comment by the Trust’s auditors and legal counsel and in accordance with procedures which may be established from time to time between the Trust and the Administrator:

a.	Oversee the determination and publication of the Trust’s net asset value in accordance with the Trust’s policy as adopted from time to time by the Board;

b.	Oversee the maintenance by the Trust’s custodian of certain books and records of the Trust as required under Rule 31a-1(b) of the 1940 Act;

c.	Prepare the Trust’s federal, state and local income tax returns for review by the Trust’s independent accountants and execution by the Trust’s treasurer; prepare the Trust’s federal, state and local income tax returns; prepare tax basis provisions for both excise and income tax purposes and calculate required distribution amounts;

d.	Review calculation, submit for approval by officers of the Trust and arrange for payment of the Trust’s expenses; prepare annual fund expense budgets, perform accrual analysis and roll-forward calculations and recommend changes to fund expense accruals on a periodic basis;

e.	Prepare for review and approval by officers of the Trust financial information for the Trust’s semi-annual and annual reports, Form N-Q reports, Form N-CSR reports, Form N-MFP reports and other communications required or otherwise to be sent to Trust shareholders, and arrange for the printing and dissemination of such reports and communications to shareholders; file annual and semi-annual shareholder reports with the appropriate regulatory agencies; review text of “President’s letters” to shareholders and “Management’s Discussion of Trust Performance” (which shall also be subject to review by the Trust’s legal counsel);

f.	Prepare for review by officers of and legal counsel for the Trust the Trust’s periodic financial reports required to be filed with the SEC on Form N-SAR and financial information required by Form N-1A and such other reports, forms or filings as may be mutually agreed upon;

g.	Oversee and review calculations of fees paid to the Trust’s investment adviser, custodian and Transfer Agent;

h.	Provide periodic testing of portfolios to assist the Trust’s investment adviser in complying with Internal Revenue Code mandatory qualification requirements, the requirements of the 1940 Act and Trust prospectus limitations as may be mutually agreed upon;

i.	Maintain copies of the Trust’s Governing Documents;

j.	Prepare total return performance information for the Trust’s Investment Funds;

k.	Maintain continuing awareness of significant emerging regulatory and legislative developments which may affect the Trust, update the Board and the investment adviser on those developments and provide related planning assistance where requested or appropriate;

l.	Assist in developing guidelines and procedures to improve overall compliance by the Trust and its various agents;

m.	Counsel and assist the Trust in the handling of routine regulatory examinations and work closely with the Trust’s legal counsel in response to any non-routine regulatory matters;

Subject to review and comment by the Trust’s legal counsel:

n.	Prepare agenda and background materials for Board meetings, make presentations where appropriate, prepare minutes and follow-up on matters raised at Board meetings;

o.	Prepare and file with the SEC Rule 24f-2 notices and Rule 17g-1 filings; and

p.	Supply the Trust with officers, as necessary.

The Administrator shall provide the office facilities and the personnel required by it to perform the services contemplated herein.

6.	FEES; EXPENSES; EXPENSE REIMBURSEMENT

The Administrator shall receive from the Trust such compensation for the Administrator’s services provided pursuant to this Agreement as may be agreed to from time to time in a written fee schedule approved by the parties. The fees are accrued daily and billed monthly and shall be due and payable promptly after receipt of the invoice. Upon the termination of this Agreement before the end of any month, the fee for the part of the month before such termination shall be prorated according to the proportion which such part bears to the full monthly period and shall be payable upon the date of termination of this Agreement. In addition, the Trust shall reimburse the Administrator for its out-of-pocket costs incurred in connection with this Agreement, as may be agreed to by the parties from time to time.

The Trust agrees promptly to reimburse the Administrator for any equipment and supplies specially ordered by or for the Trust through the Administrator and for any other expenses not contemplated by this Agreement that the Administrator may incur on the Trust’s behalf at the Trust’s request or with the Trust’s consent.

The Trust will bear all expenses that are incurred in its operation and not specifically assumed by the Administrator. Expenses to be borne by the Trust, include, but are not limited to: organizational expenses; cost of services of independent accountants and outside legal and tax counsel (including such counsel’s review of the Trust’s Registration Statement, Form N-CSR, Form N-Q, Form N-MFP, Form N-SAR, proxy materials, federal and state tax qualification as a regulated investment company and other reports and materials prepared by the Administrator under this Agreement); cost of any services contracted for by the Trust directly from parties other than the Administrator; cost of trading operations and brokerage fees, commissions and transfer taxes in connection with the purchase and sale of securities for the Trust; investment advisory fees; taxes, insurance premiums and other fees and expenses applicable to its operation; costs incidental to any meetings of shareholders including, but not limited to, legal and accounting fees, proxy filing fees and the costs of preparation and EDGAR filing, printing and mailing of any proxy materials; costs incidental to Board meetings, including fees and expenses of Board members; the salary and expenses of any officer, director\trustee or employee of the Trust, other than employees of the

Administrator; costs incidental to the preparation and EDGAR filing, printing and distribution of the Trust’s registration statements and any amendments and supplements thereto and shareholder reports; cost of typesetting and printing of prospectuses; cost of preparation (excluding preparation as provided in Section 5) and filing of the Trust’s tax returns, Form N-1A Form N-SAR, Form N-Q, Form N-MFP and Form N-SAR, and all notices, registrations and amendments associated with applicable federal and state tax and securities laws; all applicable registration fees and filing fees required under federal and state securities laws; fidelity bond and directors’ and officers’ liability insurance; and cost of independent pricing services used in computing the Trust’s net asset value.

The Administrator is authorized to and may employ or associate with such person or persons as the Administrator may deem desirable to assist it in performing its duties under this Agreement; provided, however, that the compensation of such person or persons shall be paid by the Administrator and that the Administrator shall be as fully responsible to the Trust for the acts and omissions of any such person or persons as it is for its own acts and omissions.

7.	INSTRUCTIONS AND ADVICE

At any time, the Administrator may apply to any officer of the Trust for instructions and may consult with its own legal counsel at its own expense or outside counsel for the Trust or the independent accountants for the Trust at the expense of the Trust, with respect to any matter arising in connection with the services to be performed by the Administrator under this Agreement. The Administrator shall not be liable, and shall be indemnified by the Trust, for any action taken or omitted by it in good faith in reliance upon any such instructions or advice or upon any paper or document reasonably believed by it to be genuine and to have been signed by the proper person or persons. The Administrator shall not be held to have notice of any change of authority of any person until receipt of written notice thereof from the Trust. Nothing in this paragraph shall be construed as imposing upon the Administrator any obligation to seek such instructions or advice, or to act in accordance with such advice when received.

8.	LIMITATION OF LIABILITY AND INDEMNIFICATION

The Administrator shall be responsible for the performance of only such duties as are set forth in this Agreement and, except as otherwise provided under Section 6, shall have no responsibility for the actions or activities of any other party, including other service providers. The Administrator shall have no liability in respect of any loss, damage or expense suffered by the Trust insofar as such loss, damage or expense arises from the performance of the Administrator’s duties hereunder in reliance upon records that were maintained for the Trust by entities other than the Administrator prior to the Administrator’s appointment as administrator for the Trust. The Administrator shall have no liability for any error of judgment or mistake of law or for any loss or damage resulting from the performance or nonperformance of its duties hereunder unless solely caused by or resulting from the bad faith, negligence, willful misconduct or reckless disregard of the duties and obligations of the Administrator, its officers or employees. The Administrator shall not be liable for any special, indirect, incidental, or consequential damages of any kind whatsoever (including, without limitation, attorneys’ fees) under any provision of this Agreement. In any event, except as otherwise agreed in writing, the Administrator’s cumulative liability for each calendar year (a “Liability Period”) with respect to the Trust under this Agreement regardless of the form of action or legal theory shall be limited to its total annual compensation earned and fees payable hereunder during the preceding Compensation Period, as defined herein, for any liability or loss suffered by the Trust including, but not limited to, any liability relating to qualification of the Trust as a regulated investment company or any liability relating to the Trust’s compliance with any federal or state tax or securities statute, regulation or ruling during such Liability Period. “Compensation Period” shall mean the calendar year ending immediately prior to each Liability Period in which the event(s) giving rise to the Administrator’s liability for that period have occurred. Notwithstanding the foregoing, with respect to MSF, the Compensation Period for purposes of calculating the annual cumulative liability of the Administrator for the Liability Period commencing on the date of this Agreement and terminating on December 31, 2012 shall be the date of this Agreement through December 31, 2012, calculated on an annualized basis, and the Compensation Period for the Liability Period commencing January 1, 2013 and terminating on December 31, 2013 shall be the date of this Agreement through December 31, 2012, calculated on an annualized basis.

Except as may arise from the Administrator’s bad faith, negligence, willful misconduct or reckless disregard of its duties and obligations under this Agreement, the Administrator shall not be responsible or liable for any failure or delay in performance of its obligations under this Agreement arising out of or caused, directly or indirectly, by circumstances beyond its control, including without limitation, work stoppage, power or other mechanical failure, computer virus, natural disaster, governmental action or communication disruption.

The Trust shall indemnify and hold the Administrator harmless from all loss, cost, damage and expense, including reasonable fees and expenses for counsel, incurred by the Administrator resulting from any claim, demand, action or suit in connection with the Administrator’s acceptance of this Agreement, any action or omission by it in the performance of its duties hereunder, or as a result of acting upon any instructions reasonably believed by it to have been duly authorized by the Trust, provided that this indemnification shall not apply to actions or omissions of the Administrator, its officers or employees in cases of its or their own bad faith, negligence, willful misconduct or reckless disregard of their duties and obligations.

The Trust will be entitled to participate at its own expense in the defense, or, if it so elects, to assume the defense of any suit brought to enforce any liability subject to the indemnification provided above. In the event the Trust elects to assume the defense of any such suit and retain counsel, the Administrator or any of its affiliated persons, named as defendant or defendants in the suit, may retain additional counsel but shall bear the fees and expenses of such counsel unless (i) the Trust shall have specifically authorized the retaining of such counsel or (ii) the Administrator shall have determined in good faith that the retention of such counsel is required as a result of a conflict of interest.

The indemnification contained herein shall survive the termination of this Agreement.

9.	CONFIDENTIALITY

The parties hereto agree that each shall treat confidentially all information provided by each party to the other party regarding its business and operations. All confidential information provided by a party hereto shall be used by the other party hereto solely for the purpose of rendering or receiving services pursuant to this Agreement and, except as may be required in carrying out this Agreement, shall not be disclosed to any third party. Neither party will use or disclose confidential information for purposes other than the activities contemplated by this Agreement or except as required by law, court process or pursuant to the lawful requirement of a governmental agency, or if the party is advised by counsel that it may incur liability for failure to make a disclosure, or except at the request or with the written consent of the other party. Notwithstanding the foregoing, each party acknowledges that the other party may provide access to and use of confidential information relating to the other party to the disclosing party’s employees, contractors, agents, professional advisors, auditors or persons performing similar functions.

The foregoing shall not be applicable to any information (i) that is publicly available when provided or thereafter becomes publicly available, other than through a breach of this Agreement, (ii) that is independently derived by a party hereto without the use of any information provided by the other party hereto in connection with this Agreement, (iii) that is required in any legal or regulatory proceeding, investigation, audit, examination, subpoena, civil investigative demand or other similar process, or by operation of law or regulation, or (iv) where the party seeking to disclose has received the prior written consent of the party providing the information, which consent shall not be unreasonably withheld.

The undertakings and obligations contained in this Section shall survive the termination or expiration of this Agreement for a period of three (3) years.

10.	COMPLIANCE WITH GOVERNMENTAL RULES AND REGULATIONS; RECORDS

The Trust assumes full responsibility for complying with all securities, tax, commodities and other laws, rules and regulations applicable to it.

In compliance with the requirements of Rule 31a-3 under the 1940 Act, the Administrator agrees that all records which it maintains for the Trust shall at all times remain the property of the Trust, shall be readily accessible during normal business hours, and shall be promptly surrendered upon the termination of the Agreement or otherwise on written request. The Administrator further agrees that all records which it maintains for the Trust pursuant to Rule 31a-1 under the 1940 Act will be preserved for the periods prescribed by Rule 31a-2 under the 1940 Act unless any such records are earlier surrendered as provided above. Records shall be surrendered in usable machine-readable form.

11.	SERVICES NOT EXCLUSIVE

The services of the Administrator to the Trust are not to be deemed exclusive, and the Administrator shall be free to render similar services to others. The Administrator shall be deemed to be an independent contractor and shall, unless otherwise expressly provided herein or authorized by the Trust from time to time, have no authority to act or represent the Trust in any way or otherwise be deemed an agent of the Trust.

12.	TERM, TERMINATION AND AMENDMENT

(a)	This Agreement shall become effective on the date first written above and shall automatically continue in full force and effect unless either party terminates this Agreement by written notice to the other party at least sixty (60) days prior to the date of such termination.

(b)	Termination of this Agreement with respect to any given Trust or Investment Fund shall in no way affect the continued validity of this Agreement with respect to any other Trust or Investment Fund, as applicable.

(c)	If this Agreement is terminated as to any additional Investment Fund, or if any such additional Investment Fund is closed, in each case within three (3) years of such additional Investment Fund being added to the list of Investment Funds on Schedule A, then such additional Investment Fund shall repay any previously waived minimum fees to the Administrator.

(d)	Upon termination of this Agreement with respect to the Trust or an Investment Fund of the Trust, the Trust shall pay to the Administrator such compensation and any reimbursable expenses as may be due under the terms hereof as of the date of such termination, including reasonable out-of-pocket expenses associated with such termination.

(e)	This Agreement may be modified or amended from time to time by mutual written agreement of the parties hereto.

13.	NOTICES

Any notice or other communication authorized or required by this Agreement to be given to either party shall be in writing and deemed to have been given when delivered in person or by confirmed facsimile, or posted by certified mail, return receipt requested, to the following address (or such other address as a party may specify by written notice to the other): if to the Trust: as set forth on Schedule A; if to the Administrator: State Street Bank and Trust Company, P.O. Box 5049, Boston, MA 02206-5049, Attn: Fund Administration Legal Department, fax: 617-662-3805.

14.	NON-ASSIGNABILITY

This Agreement shall not be assigned by either party hereto without the prior consent in writing of the other party.

15.	SUCCESSORS

This Agreement shall be binding on and shall inure to the benefit of the Trust and the Administrator and their respective successors and permitted assigns.

16.	ENTIRE AGREEMENT

This Agreement contains the entire understanding between the parties hereto with respect to the subject matter hereof and supersedes all previous representations, warranties or commitments regarding the services to be performed hereunder whether oral or in writing.

17.	WAIVER

The failure of a party to insist upon strict adherence to any term of this Agreement on any occasion shall not be considered a waiver nor shall it deprive such party of the right thereafter to insist upon strict adherence to that term or any term of this Agreement. Any waiver must be in writing signed by the waiving party.

18.	SEVERABILITY

If any provision of this Agreement is invalid or unenforceable, the balance of the Agreement shall remain in effect, and if any provision is inapplicable to any person or circumstance it shall nevertheless remain applicable to all other persons and circumstances.

19.	GOVERNING LAW

This Agreement shall be construed and the provisions thereof interpreted under and in accordance with the laws of The Commonwealth of Massachusetts.

20.	REPRODUCTION OF DOCUMENTS

This Agreement and all schedules, exhibits, attachments and amendments hereto may be reproduced by any photographic, photostatic, microfilm, micro-card, miniature photographic or other similar process. The parties hereto all/each agree that any such reproduction shall be admissible in evidence as the original itself in any judicial or administrative proceeding, whether or not the original is in existence and whether or not such reproduction was made by a party in the regular course of business, and that any enlargement, facsimile or further reproduction of such reproduction shall likewise be admissible in evidence.

21.	TRUST MATTERS

The word “Trust” used herein refers to any Trust created under a Certificate of Trust and an Agreement and Declaration of Trust which documents are hereby referred to and copies of which are on file at the office of the Secretary of State of the State of Delaware in the case of the Certificate of Trust and at the principal office of the Trust in the case of the Certificate of Trust and the Agreement and Declaration of Trust. The obligations of the Trust entered into in the name or on behalf thereof by any of the trustees, officers, representatives or agents of the Trust are made not individually, but in such capacities, and are not binding upon any of the trustees, shareholders, officers, representatives or agents of the Trust personally, but bind only the Trust property, and all persons dealing with any Investment Fund of the Trust must look solely to the Trust property belonging to such Investment Fund for the enforcement of any claims against the Trust on behalf of such Investment Fund.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their officers designated below as of the date first written above.

EACH MANAGEMENT INVESTMENT COMPANY IDENTIFIED ON SCHEDULE A ATTACHED HERETO SEVERALLY AND NOT JOINTLY

By:	/s/ Peter H. Duffy
Name:	Peter H. Duffy
Title:	Chief Financial Officer and Treasurer

STATE STREET BANK AND TRUST COMPANY

By:	/s/ Michael F. Rogers
Name:	Michael F. Rogers
Title:	Executive Vice President

AMENDED AND RESTATED

MASTER ADMINISTRATION AGREEMENT

SCHEDULE A

Listing of Trusts, Investment Funds and Classes of Shares

Met Investors Series Trust

5 Park Plaza, Suite 1900

Irvine, CA 92614

Attn: Elizabeth M. Forget, President

fax: (212) 578-5071

Investment Fund	Classes of Shares

AllianceBernstein Global Dynamic Allocation Portfolio	B

American Funds Balanced Allocation Portfolio	B, C

American Funds Bond Portfolio	C

American Funds Growth Allocation Portfolio	B, C

American Funds Growth Portfolio	C

American Funds International Portfolio	C

American Funds Moderate Allocation Portfolio	B, C

AQR Global Risk Balanced Portfolio	B

BlackRock Global Tactical Strategies Portfolio	B

BlackRock High Yield Portfolio	A, B

BlackRock Large Cap Core Portfolio	A, B, E

Clarion Global Real Estate Portfolio	A, B, E

Dreman Small Cap Value Portfolio	A, B

Goldman Sachs Mid Cap Value Portfolio	A, B

Harris Oakmark International Portfolio	A, B, E

Invesco Balanced-Risk Allocation Portfolio	B

Invesco Small Cap Growth Portfolio	A, B, E

Janus Forty Portfolio	A, B, E

JPMorgan Global Active Allocation Portfolio	B

Lazard Mid Cap Portfolio	A, B, E

Met Investors Series Trust

5 Park Plaza, Suite 1900

Irvine, CA 92614

Attn: Elizabeth M. Forget, President

fax: (212) 578-5071

Investment Fund	Classes of Shares

Legg Mason ClearBridge Aggressive Growth Portfolio	A, B, E

Loomis Sayles Global Markets Portfolio	A, B

Lord Abbett Bond Debenture Portfolio	A, B, E

Lord Abbett Mid Cap Value Portfolio	A, B, E

Met/Eaton Vance Floating Rate Portfolio	A, B

Met/Franklin Income Portfolio	A, B

Met/Franklin Low Duration Total Return Portfolio	A, B

Met/Franklin Mutual Shares Portfolio	A, B

Met/Franklin Templeton Founding Strategy Portfolio	A, B

Met/Templeton Growth Portfolio	A, B, E

Met/Templeton International Bond Portfolio	A, B

MetLife Aggressive Strategy Portfolio	A, B

MetLife Balanced Plus Portfolio	B

MetLife Balanced Strategy Portfolio	A, B

MetLife Defensive Strategy Portfolio	A, B

MetLife Growth Strategy Portfolio	A, B

MetLife Moderate Strategy Portfolio	A, B

MFS Emerging Markets Equity Portfolio	A, B

MFS Research International Portfolio	A,B, E

Morgan Stanley Mid Cap Growth Portfolio	A, B, E

PIMCO Inflation Protected Bond Portfolio	A, B, E

PIMCO Total Return Portfolio	A, B, E

Pioneer Fund Portfolio	A, B

Pioneer Strategic Income Portfolio	A, E

Met Investors Series Trust

5 Park Plaza, Suite 1900

Irvine, CA 92614

Attn: Elizabeth M. Forget, President

fax: (212) 578-5071

Investment Fund	Classes of Shares

Pyramis Government Income Portfolio	B

Rainier Large Cap Equity Portfolio	A, B

RCM Technology Portfolio	A, B, E

Schroders Global Multi-Asset Portfolio	B

SSgA Growth and Income ETF Portfolio	A, B, E

SSgA Growth ETF Portfolio	A, B, E

T. Rowe Price Large Cap Value Portfolio	A, B

T. Rowe Price Mid Cap Growth Portfolio	A, B, E

Third Avenue Small Cap Value Portfolio	A, B

Turner Mid Cap Growth Portfolio	A, B

Van Kampen Comstock Portfolio	A, B

AMENDED AND RESTATED

MASTER ADMINISTRATION AGREEMENT

SCHEDULE A (Cont.)

Listing of Trusts, Investment Funds and Classes of Shares

Metropolitan Series Fund

501 Boylston Street

Boston, MA 02116

Attn: Elizabeth M. Forget, President

fax: (212) 578-5071

Investment Fund	Classes of Shares

Baillie Gifford International Stock Portfolio	A, B, E

Barclays Capital Aggregate Bond Index Portfolio	A, B, E, G

BlackRock Aggressive Growth Portfolio	A, B, D, E

BlackRock Bond Income Portfolio	A, B, E

BlackRock Diversified Portfolio	A, B, E

BlackRock Large Cap Value Portfolio	A, B, E

BlackRock Legacy Large Cap Growth Portfolio	A, B, E

BlackRock Money Market Portfolio	A, B, E

Davis Venture Value Portfolio	A, B, E

FI Value Leaders Portfolio	A, B, D, E

Jennison Growth Portfolio	A, B, E

Loomis Sayles Small Cap Core Portfolio	A, B, E

Loomis Sayles Small Cap Growth Portfolio	A, B, E

Met/Artisan Mid Cap Value Portfolio	A, B, E

Met/Dimensional International Small Company Portfolio	A, B

MetLife Conservative Allocation Portfolio	A, B

MetLife Conservative to Moderate Allocation Portfolio	A, B

MetLife Mid Cap Stock Index Portfolio	A, B, E, G

MetLife Moderate Allocation Portfolio	A, B

MetLife Moderate to Aggressive Allocation Porfolio	A, B

Metropolitan Series Fund

501 Boylston Street

Boston, MA 02116

Attn: Elizabeth M. Forget, President

fax: (212) 578-5071

Investment Fund	Classes of Shares

MetLife Stock Index Portfolio	A, B, D, E

MFS Total Return Portfolio	A, B, E, F

MFS Value Portfolio	A, B, E

MSCI EAFE Index Portfolio	A, B, E, G

Neuberger Berman Genesis Portfolio	A, B, E

Oppenheimer Global Equity Portfolio	A, B, E

Russell 2000 Index Portfolio	A, B, E, G

T. Rowe Price Large Cap Growth Portfolio	A, B, E

T. Rowe Price Small Cap Growth Portfolio	A, B, E

Van Eck Global Natural Resources Portfolio	A, B

Western Asset Management Strategic Bond Opportunities Portfolio	A, B, E

Western Asset Management U.S. Government Portfolio	A, B, E

Zenith Equity Portfolio	A